SIXTH AMENDMENT TO THE
RUBY TUESDAY, INC. 2005 DEFERRED COMPENSATION PLAN

THIS SIXTH AMENDMENT is made on this 31st day of October, 2012 by Ruby Tuesday, Inc., a corporation duly organized and existing under the laws of the State of Georgia (the “Primary Sponsor”).

INTRODUCTION:

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. 2005 Deferred Compensation  Plan (the “Plan”), which was last amended and restated by an indenture effective as of January 1, 2005 and has been subsequently amended five times since such date; and

WHEREAS, the Primary Sponsor now desires to amend the Plan to provide greater flexibility for granting service credit to employees based on their service with prior employers, to clarify how initial elections are made by newly eligible participants, and to make other miscellaneous changes.

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, generally effective as of January 1, 2012, as follows:

1.           By deleting the existing Section 1.26 and substituting therefor the following:

“1.26  ‘Vesting Service’ means, beginning with an Employee’s most recent date of hire, the number of successive, twelve-consecutive–month periods during which the Employee continues to serve as an Employee.  No credit shall be given for any partially completed twelve-consecutive-month period.

In the event that a Plan Sponsor or an Affiliate acquires assets of another corporation or entity or a controlling interest of the stock of another corporation or merges with another corporation or entity and is the surviving entity, or if an Employee of a Plan Sponsor was previously employed by an entity that becomes under common control or ownership with the Plan Sponsor or an Affiliate, as determined by the Board of Directors of the Plan Sponsor, then service of an Employee who was employed by such corporation or entity shall be counted in the manner provided, with the consent of the Primary Sponsor, in resolutions adopted by the Plan Sponsor which authorizes the counting of such service.

  At the discretion of the Plan Administrator where an Employee is so advised in writing, Vesting Service may include a period of employment other than with the Plan Sponsor or an Affiliate which the Employee has completed immediately prior to his employment or re-employment with Plan Sponsor or an Affiliate.

Notwithstanding anything contained herein to the contrary, if a Member ceases to be an Employee and is subsequently reemployed by a Plan Sponsor or an Affiliate, Vesting Service also shall not include any periods of service prior to such individual’s reemployment.”

2.           By deleting the existing Section 3.2(b) and substituting therefor as follows:

“(b)           In the case of the first Plan Year in which an Eligible Employee becomes a Member, the Plan Administrator may, at its discretion, allow the Member to make an election to defer a portion of the Member’s Annual Compensation (exclusive of any Annual Bonus) that will be payable to him for that Plan Year within thirty (30) days after the date the Employee becomes an Eligible Employee but only with respect to Annual Compensation (exclusive of Annual Bonus) payable for services to be performed after the election is made. All elections to defer Annual Compensation under this Section 3.2(b) shall be irrevocable as of the earlier of the date the election is processed by the Plan Administrator or the last day of the applicable thirty (30) day period.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Sixth Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this Sixth Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

By:  /s/ Samuel E. Beall, III
Samuel E. Beall, III
Chief Executive Officer and President

ATTEST:

By:  /s/ Scarlett May
Scarlett May
Secretary

[CORPORATE SEAL]